EXHIBIT 99.770

                                   FORM 10f-3

                              THE BLACKROCK FUNDS

                         RECORD OF SECURITIES PURCHASED
                    UNDER THE TRUST'S RULE 10f-3 PROCEDURES

1. Name of Purchasing Portfolio: BlackRock Pennsylvania Municipal Bond Fund (BR-PAMUNI) and The BlackRock Pennsylvania Strategic Municipal Trust (BPS)

2.    Issuer: State Public School Build Auth (Commonwealth of PA)

3.    Date of Purchase: 12/7/06

4.    Underwriter from whom purchased: Goldman Sachs

5. Name of Affiliated Underwriter (as defined in the Trust's procedures) managing or participating in syndicate: Merrill Lynch, PNC

6.    Aggregate principal amount of purchased (out of total offering):
      $10,000,000 out of $545,570,000 total offering

7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering): $10,000,000 out of $545,570,000 total offering

8.    Purchase price (net of fees and expenses): 108.463

9.    Date offering commenced: 12/4/06

10.   Offering price at end of first day on which any sales were made: 108.463

11.   Have the following conditions been satisfied:                     YES  NO
                                                                        ---  --

      a.    The securities are part of an issue registered under the
            Securities Act of 1933, as amended, which is being offered to the public, OR are Eligible Municipal Securities, OR
            are securities sold in an Eligible Foreign Offering OR are securities sold in an Eligible Rule 144A Offering OR part
            of an issue of government securities.                        X
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                                                                        YES  NO
                                                                        ---  --

      b.    The securities were purchased prior to the end of the
            first day on which any sales were made, at a price that
            was not more than the price paid by each other purchaser
            of securities in that offering or in any concurrent
            offering of the securities (except, in the case of an
            Eligible Foreign Offering, for any rights to purchase
            required by laws to be granted to existing security
            holders of the Issuer) OR, if a rights offering, the
            securities were purchased on or before the fourth day
            preceding the day on which the rights offering terminated.    X
                                                                         --- --

      c.    The underwriting was a firm commitment underwriting.

      d.    The commission, spread or profit was reasonable and fair
            in relation to that being received by others for
            underwriting similar securities during the same period.      X
                                                                        ---  --

      e. In respect of any securities other than Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
            (including the operations of predecessors).                  X
                                                                        ---  --

      f.    Has the affiliated underwriter confirmed that it will not
            receive any direct or indirect benefit as a result of
            BlackRock's participation in the offering?                   X
                                                                        ---  --




                                  William Bock
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